 Exhibit 99.1

Jaguar Health Announces Replenishment of New Employee Inducement Plan Under Nasdaq Listing Rule 5635(c)(4)

San Francisco, CA (May 19, 2023): Jaguar Health, Inc. (NASDAQ:JAGX) ("Jaguar" or the "Company") announced today that the Company's New Employee Inducement Award Plan (the "Inducement Award Plan"), which was adopted by Jaguar's Board of Directors effective June 16, 2020, has been replenished with 499,171 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock").

These 499,171 shares are in addition to (a) the 2,222 shares of Common Stock registered on the Company's Form S-8 filed on May 28, 2021 (File No. 333-256629), and (b) the 6,291 shares of Common Stock registered on the Company's Form S-8 filed on April 13, 2022 (File No. 333-264276). All of the share amounts presented herein reflect the Company’s 3-to-1 reverse stock split effective September 8, 2021, and the 75-to-1 reverse stock split effective January 23, 2023.

The Inducement Award Plan is used exclusively for the grant of equity awards to individuals who were not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment) as an inducement material to such individual's entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

About Jaguar Health, Napo Pharmaceuticals, Napo Therapeutics & Jaguar Animal Health

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, sustainably derived prescription medicines for people and animals with GI distress, including chronic, debilitating diarrhea. Jaguar Health's wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human pharmaceuticals from plants harvested responsibly from rainforest areas. Our crofelemer drug product candidate is the subject of the OnTarget study, an ongoing pivotal Phase 3 clinical trial for prophylaxis of diarrhea in adult cancer patients receiving targeted therapy. Jaguar Health is the majority shareholder of Napo Therapeutics S.p.A. (f/k/a Napo EU S.p.A.), an Italian corporation established by Jaguar Health in Milan, Italy in 2021 that focuses on expanding crofelemer access in Europe. Jaguar Animal Health is a tradename of Jaguar Health.

For more information about Jaguar Health, please visit https://jaguar.health. For more information about Napo Pharmaceuticals, visit napopharma.com. For more information about Napo Therapeutics, visit napotherapeutics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

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